Exhibit 10.12

CORPORATE OPPORTUNITY AGREEMENT

          THIS CORPORATE OPPORTUNITY AGREEMENT, dated as of October 20, 2009 (the “Agreement”), is made and entered into by and among NRDC ACQUISITION CORP., a Delaware corporation (the “Company”), and ROBERT C. BAKER (the “Baker”), a member of the Board of Directors of the Company (the “Board”).

          WHEREAS, Baker currently engages in, and may in the future engage in, the same or similar activities or lines of business and has an interest in the same areas and types of corporate opportunities as those in which the Company, directly or indirectly, may engage or have an interest and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage.

          WHEREAS, the Board recognizes the benefits to be derived by the Company and its stockholders through the Company’s continued contractual, corporate and business relations with Baker (including his service as a director of the Company).

          WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to enter into this Agreement to regulate and define the conduct of certain affairs of the Company regarding certain classes and categories of business opportunities as they may involve Baker and the powers, rights, duties and liabilities of the Company in connection therewith.

          NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

          Section 1.          Corporate Opportunity. The Company renounces any interest or expectancy in, or in being offered the opportunity to participate in, any Corporate Opportunity not allocated to it pursuant to this Agreement to the fullest extent permitted by applicable law.

                    Section 1.1.     To the fullest extent permitted by applicable law, Baker shall have no obligation to refrain from competing with the Company, making investments in competing businesses or otherwise engaging in any commercial activity that competes with the Company, unless such investment or activity is a Restricted Opportunity (as defined herein).

                    Section 1.2.     To the fullest extent permitted by applicable law, the Company renounces any right, interest or expectancy with respect to any such particular investment or activity that is not a Restricted Opportunity, undertaken by Baker, and Baker shall not be obligated to communicate, offer or present any potential transaction, matter or opportunity that is not a Restricted Opportunity to the Company.

                    Section 1.3.     To the fullest extent permitted by applicable law, in the event that Baker acquires knowledge of a potential transaction or matter that is not a Restricted Opportunity and which may, but for the provisions of this Agreement, be a Corporate Opportunity for the

Company, Baker shall have no duty to communicate or offer such Corporate Opportunity to the Company and Baker may pursue or acquire such Corporate Opportunity for himself, direct such Corporate Opportunity to another person, and shall not be obligated to communicate information regarding such Corporate Opportunity to the Company, and the Company hereby renounces any interest or expectancy in such Corporate Opportunity that is not a Restricted Opportunity.

                    Section 1.4.     The Company acknowledges that this Section 1 renounces specified business opportunities as contemplated by Section 122(17) of the General Corporation Law of the State of Delaware.

                    Section 1.5.     For purposes of this Agreement, a “Corporate Opportunity” shall mean any investment or business opportunity which the Company is financially able to undertake and is either within the Company’s line of business or is an opportunity in which the Company has an interest or expectancy. For purposes of this Agreement, a “Restricted Opportunity” shall mean a transaction, matter or opportunity offered to Baker solely and expressly by virtue of Baker being a member of the Board of Directors of the Company.

          Section 2.          Termination. This Agreement may be terminated by mutual written consent of the Company and Baker. Notwithstanding the foregoing, this Agreement may be terminated by the Company upon 10 days advance written notice to Baker if the Board determines that terminating the Agreement is in the best interests of the stockholders and the Company.

          Section 3.          Amendments. Neither the alteration, amendment or repeal of this Agreement nor the adoption of any provision inconsistent with this Agreement shall eliminate or reduce the effect of this Agreement in respect of any action taken, matter occurring, or any cause of action, suit or claim that, but for this Agreement, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

          Section 4.          Assignment; Parties in Interest. Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated by any party hereto except with the prior written consent of the Company and Baker. This Agreement shall not confer any rights or remedies upon any other parties (including, without limitation, any other director, officer or employee of the Company) other than the parties hereto and their respective permitted successors and assigns.

          Section 5.          Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements with respect thereto.

          Section 6.          Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware without reference to the choice of laws provisions thereof. Each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees to be subject to, and hereby consents and submits to, the jurisdiction of the Court of Chancery of the State of Delaware for any litigation arising out of or relating to this Agreement, (ii) waives any objection to the laying of venue of any such litigation in the Court of Chancery of the State of Delaware, and (iii) agrees not to plead or claim in the Court of Chancery of the State of Delaware that such litigation brought therein has been brought in an inconvenient forum. Each of the parties to this Agreement hereby appoints Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, as its agent for service of process in the State of Delaware and agrees to service of process in any litigation arising out of or relating to this Agreement by service upon such agent or by certified mail, return receipt requested, postage prepaid to it at its address for notice as provided in this Agreement.

          Section 7.          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties hereto agree that they will use their best efforts at all times to support and defend this Agreement.

          IN WITNESS WHEREOF, the parties hereto intending to be legally bound have duly executed this Agreement, as of the day and year first above written.

By:	/s/ Robert C. Baker

Name: Robert C. Baker

NRDC ACQUISITION CORP.

By:	/s/ Richard A. Baker

Name: Richard A. Baker
Title: Chief Executive Officer